Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, par value of US$0.00001 per share, of Zhangmen Education Inc., a Cayman Islands exempted company, and that this Agreement may be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 14, 2022.

Shanghai Wenwei I Enterprise Management Partnership (Limited Partnership)	By:	/s/ Wenjing Ma
Name: Wenjing Ma
Title: Authorized Signatory

Shunwei Capital Venture Investment Partnership (Limited Partnership) of Lhasa
Economic and Technological Development Zone	By:	/s/ Jun Lei
Name: Jun Lei
Title: Authorized Signatory

Lhasa Economic and Technological Development Zone Shunwei Capital
Investment Consulting Co., Ltd.	By:	/s/ Jun Lei
Name: Jun Lei
Title: Authorized Signatory

Jun Lei	/s/ Jun Lei

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